UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 20, 2012

COMMUNITY BANK SYSTEM, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13695	16-1213679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5790 Widewaters Parkway, DeWitt, New York		13214
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (315) 445-2282

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

On July 20, 2012, Community Bank, National Association (the “Community Bank”), the wholly-owned banking subsidiary of Community Bank System, Inc. (the “Company”), completed its acquisition of 16 branches from HSBC Bank USA, National Association (“HSBC”) as contemplated by the previously announced Assignment, Purchase and Assumption Agreement by and between the Bank and First Niagara Bank, National Association, dated as of January 19, 2012, as amended and restated as of July 19, 2012.  As part of the transaction, the Bank acquired approximately $697 million of net deposits and approximately $107 million of net performing loans and paid a premium of approximately $23 million.  The acquired HSBC branches were converted and opened as Community Bank branches July 23, 2012 and are located in Gowanda, Springville, Westfield, Palmyra, Newark, Geneseo, Watkins Glen, Avon, Watertown (2), Plattsburgh, Oswego, Fulton, Lowville, Adams, and Alexandria Bay.

Item 9.01               Financial Statements and Exhibits

                (a)          Financial Statements of Business Acquired.

The acquisition of the 16 branches and related deposits and loans does not represent the acquisition of a business as specified in Rule 3-05(b) of Regulation S-X and therefore historical financial statements are not required.

(b)           Pro Forma Financial Information.

Pro forma financial information is not required in connection with this acquisition pursuant to Article 11 of Regulation S-X.

(c)           Not Applicable.

(d)           Exhibits

99.1       Assignment, Purchase and Assumption Agreement, dated January 19, 2012, by and between Community Bank, N.A. and First Niagara Bank, N.A., as amended as restated as of July 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Bank System, Inc.

By: /s/ Mark E. Tryniski
Name: Mark E. Tryniski
Title: President and Chief Executive Officer

Dated: July 24, 2012